Exhibit 99.1

[LOGO]

CALGON CARBON CORPORATION

P.O. Box 717	Pittsburgh, PA 15230-0717 (412) 787-6700

From:	Gail A. Gerono
Vice President, Investor Relations
412 787-6795

— NEWS RELEASE —

CALGON CARBON CORPORATION COMPLETES A NEW

$100 MILLION SENIOR UNSECURED CREDIT FACILITY

PITTSBURGH, PA – March 31, 2003 – Calgon Carbon Corporation

(NYSE: CCC) announced that is has completed a new three-year $100 million senior unsecured credit facility. The new facility refinances one that would have matured in 2004. National City Bank of Pennsylvania was the lead arranger and is participating along with PNC Bank N.A., Wachovia Bank N.A., Fleet National Bank and Fifth Third Bank.

The Company may use the revolving credit commitment portion of the facility to provide for working capital, capital expenditures, letters of credit, permitted acquisitions and other general corporate purposes. Interest payments will be primarily based upon Eurodollar rates with other interest rate options available.

The new facility has a feature that allows the revolving credit commitment to be increased up to an additional $25 million under the facility’s existing terms and conditions. The participating lenders have no obligation to participate in any facility expansion, but do retain the right of first refusal before the Company can negotiate with other lenders. The Company also has the option to raise an additional unsecured $25 million in credit outside the new facility.

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The Company employs approximately 1,000 people at 14 operating facilities and 11 sales and services centers worldwide.

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